Exhibit (h)(1)(h)

AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULES 30e-3 and 498A

Modern Woodmen of America (the “Society”) and American Century Investment Services, Inc. (the “Distributor”), entered into a certain participation agreement dated November 29, 2001, as amended (the “Participation Agreement”).  This Amendment (the “Amendment”) to the Participation Agreement is entered into as of May 1, 2021, by and among the Society, on its own behalf and on behalf of the separate account of the Society as set forth in the Participation Agreement, as may be amended from time to time (the “Account”) and the Distributor (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Society invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Account that issues variable annuity certificates (the “Certificates”) to persons that are registered owners of such Certificates on the books and records of the Society (the “Certificate Holders”);

WHEREAS, the Account is registered as a unit investment trust under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Society, on behalf of the Account, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Certificate Holders, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Society intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Certificate Holders, including hosting the website of certain fund materials required by Rule 30e-3; and

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Certificate Holders under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS,  paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Certificates, and the Society intends to host said website; and

WHEREAS, the Society cannot host such website in compliance with Rules 30e-3 and 498A unless the Fund prepares and provides the Fund Documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Society and the Distributor hereby agree to supplement and amend the Participation Agreement as follows:

1.                                      Provision of Fund Documents; Website Posting.

(a).          Fund Documents.  The Distributor is responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)                                     Summary Prospectus for the Portfolios;

(ii)                                  Statutory Prospectus for the Portfolios;

(iii)                               Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)                              Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)                                 Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)                              Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b).         Deadline for Providing, and Currentness of, Fund Documents.

(i).  The Distributor shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Society (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Certificates.

(ii).   The Distributor shall provide the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting) but no later than 5 business days before the date each time that the Required Materials are required to be posted by Rule 30e-3.

(c).          Format of Fund Documents.   The Distributor shall provide the Fund Documents to the Society (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)  are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A); and

(ii) permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii) permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d).          Website Hosting.  The Society shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Distributor fulfill their obligations under this Amendment.

(e).          Use of Summary Prospectuses.

(i).           The Society shall ensure that an Initial Summary Prospectus is used for each currently offered Certificate described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii).          The Distributor shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

(f).           Website Hosting and Notice Fee (Expense Allocation).  The Distributor shall bear the pro rata share (based upon the total number of the Distributor’s investment options available under the Certificate as a percentage of the total number of investment options available) of the direct, out-of-pocket costs of posting, maintaining, and managing the Fund Documents on the website hosted by the Society and the pro rata share of the direct, out-of-pocket costs of preparing and mailing notices of the availability of the Fund’s Reports to Certificate Holders (the notices required by paragraph (c) of Rule 30e-3) through the payment of a quarterly Website Hosting and Notice Fee to the Society.

(i).  Payment of Fee.  If it has been timely invoiced, the Distributor shall pay the Website Hosting and Notice Fee to the Society within 15 business days after the end of the calendar quarter.

(ii).  Review and Renegotiation.   From time to time, the Parties shall review the Website Hosting and Notice Fee to determine whether it reasonably approximates the Society’s incurred and anticipated costs (both ‘soft’ internal costs and ‘hard’ external costs) of posting, maintaining, and managing the Fund Documents on the website hosted by the Society and mailing notices of the availability of the Fund’s Reports to Certificate

Holders (pursuant to paragraph (c) of Rule 30e-3).  The Parties agree to negotiate in good faith any change to the Website Hosting and Notice Fee proposed by a Party.

2.                                      Content of Fund Documents.  The Distributor shall be responsible for the content and substance of the Fund Documents as provided to the Society, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Distributor shall be responsible for ensuring that the Fund Documents as provided to the Society:

(a).          Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b).          Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.             Provision of Fund Documents for Paper Delivery. The Distributor shall:

(a).          At their expense, as the Society may reasonably request from time to time, provide the Society with sufficient paper copies of the then current Fund Documents, so that the Society may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Certificate Holders (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Society requests shall be fulfilled reasonably promptly, but in no event more than 10 business days after the request from the Society is received by the Distributor.

(b).          Alternatively, if requested by the Society in lieu thereof, the Fund or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Society, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Fund.

(c).          The Distributor shall reimburse the Society for the costs of mailing the Fund Documents to Certificate Holders.  This reimbursement is in addition to, and not part of or in lieu of, the Website Hosting and Notice Fee specified above.

4.                                      Portfolio Expense and Performance Data.  The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Society shall reasonably request, to facilitate the registration and sale of the Certificates.  Without limiting the generality of the forgoing, the Fund shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Society’s preparation of its annually updated registration statement for the Certificates (and as otherwise reasonably requested by the Society), but in no event later than 90 calendar days after the close of each Portfolio’s fiscal year:

(a).  the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with Instruction 16 to Item 4 of Form N-4); and

(b).  the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, and (ii) Instruction 4 to Item 17 of Form N-4), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and

(c).  the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with Instruction 7 to Item 17 of Form N-4).

5.                                      Construction of this Amendment; Participation Agreement.

(a).          This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).          To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

6.                                      Termination. This Amendment shall terminate upon the earlier of:

(a).          termination of the Participation Agreement; or

(b).          60 days written notice from any Party to the other Parties.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Society:

MODERN WOODMEN OF AMERICA, on behalf of itself and the Account

By:	/s/ W. Kenny Massey
Print Name: W. Kenny Massey
Title: President

The Distributor:

AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:	/s/ Kyle Langan
Print Name: Kyle Langan
Title: Vice President